CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our report dated February 27, 2023, relating to the financial statements and financial highlights, which appear in SA Wellington Capital Appreciation Portfolio’s, SA Wellington Government and Quality Bond Portfolio’s and SA Wellington Strategic Multi-Asset Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 26, 2023